Invitae Reports More Than $64 Million in Revenue Driven by More Than 154,000 Samples Accessioned in the First Quarter of 2020

-- Increased quarterly revenue by 58% and volume by nearly 64% year-over-year --
-- Launched enhanced capabilities to support telemedicine solutions --
-- Implemented various actions to reduce cash burn in 2020 --
-- Hosting conference call and webcast today at 4:30pm Eastern/1:30pm Pacific --

SAN FRANCISCO, May 5, 2020 – Invitae Corporation (NYSE: NVTA), a leading medical genetics company, today announced financial and operating results for the first quarter ended March 31, 2020.

“We started the year with a very strong quarter, delivering record growth in volume and first quarter revenues and giving us strong momentum as we began experiencing impacts from the pandemic. As healthcare has shifted, we have been able to quickly leverage our pre-existing strengths, notably our telehealth offerings and our ability to deliver genetic testing remotely,” said Sean George, co-founder and chief executive officer of Invitae. “Looking ahead, our investments in diversified products, services, technologies and geographies mean we are well-equipped to drive growth across an increasing number of customer segments as we drive genetics into mainstream medicine.”

First Quarter 2020 Financial Results
•Accessioned more than 154,000 samples in the first quarter of 2020, representing a nearly 64% increase over the 94,000 samples in the first quarter of 2019 and more accessioned samples in one quarter than in the full year of 2017. Billable volume exceeded 151,000 in the first quarter of 2020
•Generated revenue of $64.2 million in the first quarter of 2020, representing a 58% increase over $40.6 million in revenue in the first quarter of 2019
•Reported average cost per sample of $262 in the first quarter of 2020, representing a 16% increase from a $226 average cost per sample in the first quarter of 2019. Average non-GAAP cost per sample was $245 in the first quarter of 2020
•Achieved gross profit of $23.8 million in the first quarter of 2020, representing a more than 23% increase from the $19.3 million of gross profit in the first quarter of 2019. Non-GAAP gross profit was $26.5 million in the first quarter of 2020

Total operating expense, excluding cost of revenue, for the first quarter of 2020 was $121.6 million. Non-GAAP operating expense, which excludes amortization of acquired intangible assets and acquisition-related stock-based compensation, was $101.9 million in the first quarter of 2020. Interest and other expense, net and net loss are preliminary and subject to change as we finalize acquisition-related adjustments. These adjustments will be incorporated in Invitae’s Form 10-Q to be filed with the SEC on or before May 11, 2020.

Preliminary net loss for the first quarter of 2020 was $102.2 million, or $1.03 preliminary net loss per share, compared to a net loss of $37.7 million in the first quarter of 2019, or $0.47 net loss per share. Preliminary non-GAAP net loss was $79.8 million in the first quarter of 2020, or $0.80 preliminary non-GAAP net loss per share.

At March 31, 2020 cash, cash equivalents, restricted cash, and marketable securities totaled $301.0 million. Net decrease in cash, cash equivalents and restricted cash for the quarter was $61.0 million. Cash burn, including various acquisition-related expenses, was $98.5 million for the quarter; $66.2 million when excluding $32.3 million cash paid to acquire Diploid.

In April, the company completed a public offering of common stock, resulting in gross proceeds of $184.0 million and $173.0 million in net proceeds after deducting underwriting discounts and commissions and offering expenses.

COVID-19 Impact
Global stay-at-home orders, lockdowns and shutdown of non-emergency healthcare and elective procedures began impacting Invitae during the second half of March. Invitae took a number of steps in response, including:
•Ensured operational continuity in all production facilities, monitored and directed by a dedicated response team. Production facilities experienced no disruptions or shortages and remain fully operational
•Leveraged pre-existing platforms for Invitae’s highly distributed workforce to ensure a quick transition for non-production employees to remote working
•Implemented robust support for clinicians transitioning to telehealth (see below)

The impact of the pandemic on testing volume has and is likely to continue to vary based on clinical area, geography and clinician type. In response, the company has taken a number of steps to reduce cash burn.

The company is continuing to closely monitor the impact of the COVID-19 pandemic and plans to continue to reduce previously communicated cash burn through the remainder of 2020.

Given the unknown duration and extent of COVID-19’s impact on our business, and the healthcare system in general, Invitae has previously withdrawn its 2020 guidance.

Corporate and Scientific Highlights
•Introduced expanded services and support for transition to telehealth across customer types
◦Launched new capabilities for Gia, the advanced clinical chatbot that became part of Invitae through the acquisition and rapid integration of Clear Genetics. New workflows added to Gia support obstetrician/gynecologists, oncologists, genetic counselors and other clinicians who order genetic testing
◦Increased support for the use of at-home testing using saliva kits, which do not require an in-person clinician visit
◦Provided professional education and support for clinicians transitioning to telehealth
•Acquired Diploid, developer of an artificial-intelligence engine, to enable clinical diagnosis using exome and whole genome sequencing in minutes, enhancing Invitae's capabilities to provide rapid answers to patients while further reducing the cost of genetic testing at scale
•Acquired YouScript and Genelex in April 2020 to bring best-in-class pharmacogenetic testing, and robust, integrated clinical decision support to Invitae
•Submitted research abstracts to the American College of Medical Genetics and Genomics (ACMG) Annual Clinical Genetics Meeting and the World Congress of Cardiology, which were moved to an online format. Among the data shared:

◦Among 13 abstracts at ACMG, research from the Invitae Detect Prostate Cancer program that found the frequency of actionable genetic findings was similar across stages of disease severity at approximately 13%. The study found more than half of patients with actionable findings showed no family history of disease and suggests that broadening testing criteria identifies patients with actionable findings with clinical implications, such as qualification for approved therapies or clinical trials.
◦Research shared via the World Congress of Cardiology included a study showing 96% of individuals with genetically-positive cardiomyopathy would be falsely reassured by a negative result provided by limited genotyping testing strategies available in common direct-to-consumer services. The study also showed that comprehensive genetic testing identifies actionable variants in a substantial portion of cardiology patients which may confer eligibility for gene-specific precision therapies and guide implementation of established management recommendations.
•Added 12 new biopharma partnerships, bringing the total number of partnership programs to more than 90.
◦Partnered with the Muscular Dystrophy Association (MDA) to offer the Detect Muscular Dystrophy program in MDA’s network of more than 150 care centers in the United States.
◦Added Axovant Gene Therapies as a sponsor of the Invitae Detect Lysosomal Disorders program, which offers no-charge genetic testing to facilitate faster diagnoses of lysosomal storage disorders, including Tay-Sachs/Sandhoff disease.
◦Added Biogen, Encoded Therapeutics, Neurogene, Praxis Precision Medicines and PTC Therapeutics to its sponsored testing partnership program, Behind the Seizure, to expand access to testing for pediatric epilepsy to children under eight who experience an unprovoked seizure.

Webcast and Conference Call Details
Management will host a conference call and webcast today at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss financial results and recent developments. The dial-in numbers for the conference call are (866) 324-3683 for domestic callers and (509) 844-0959 for international callers, and the reservation number for both is 9557177. Please note, after dialing in, you will be prompted to enter the Conference ID and then the pound “#” sign to enter the call. Following prepared remarks, management will respond to questions from investors and analysts, subject to time limitations.

The live webcast of the call and slide deck may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast and conference call will be available shortly after the conclusion of the call and will be archived on the company's website.

About Invitae
Invitae Corporation (NYSE: NVTA) is a leading medical genetics company, whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae's goal is to aggregate the world's genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company's website at invitae.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to preliminary financial results, including preliminary net loss and net loss per share; the company’s belief that it has been able to quickly leverage its telehealth offerings and its ability to deliver genetic testing remotely; the company's belief that it is well-equipped to drive growth across an increasing number of customer segments as it drives genetics into mainstream medicine; the impact of the COVID-19 pandemic on the company's business, and the measures it has taken or may take in the future with respect thereto; the impact of the company’s acquisitions, partnerships and product offerings; and the company’s beliefs regarding the growth of its business, its position and impact on the genetic testing industry, its success in executing on its mission and achieving its goals, and the benefits of genetic testing. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the impact of the COVID-19 pandemic on the company, and the effectiveness of the efforts it has taken or may take in the future in response thereto; the completion of the closing process, including finalization of acquisition-related adjustments and the magnitude thereof; the company’s ability to continue to grow its business, including internationally; the company’s history of losses; the company’s ability to compete; the company’s failure to manage growth effectively; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; the company’s failure to successfully integrate or fully realize the anticipated benefits of acquired businesses; the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; security breaches, loss of data and other disruptions; laws and regulations applicable to the company’s business; and the other risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2019. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures
To supplement Invitae’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States (GAAP), the company is providing several non-GAAP measures, including non-GAAP gross profit, non-GAAP cost of revenue, non-GAAP operating expense, including non-GAAP research and development, non-GAAP selling and marketing and non-GAAP general and administrative, as well as non-GAAP net loss and net loss per share and non-GAAP cash burn. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. Management believes these non-GAAP financial measures are useful to investors in evaluating the company's ongoing operating results and trends.

Management is excluding from some or all of its non-GAAP operating results (1) amortization of acquired intangible assets and (2) acquisition-related stock-based compensation related to inducement grants. These non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on the reported financial results. Management accounts for this limitation by analyzing results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in the company's public disclosures.

Cash burn excludes (1) changes in marketable securities and (2) cash received from exercises of warrants. Management believes cash burn is a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business. A limitation of using this non-GAAP measure is that cash burn does not represent the total change in cash, cash equivalents, and restricted cash for the period because it excludes cash provided by or used for other operating, investing or financing activities. Management accounts for this limitation by providing information about the company's operating, investing and financing activities in the statements of cash flows in the consolidated financial statements in the company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K and by presenting net cash provided by (used in) operating, investing and financing activities as well as the net increase or decrease in cash, cash equivalents and restricted cash in its reconciliation of cash burn.

In addition, other companies, including companies in the same industry, may not use the same non-GAAP measures or may calculate these metrics in a different manner than management or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of these non-GAAP measures as comparative measures. Because of these limitations, the company's non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the non-GAAP reconciliations provided in the tables below.

INVITAE CORPORATION
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$90,220	$151,389
Marketable securities	204,388	240,436
Accounts receivable	37,734	32,541
Prepaid expenses and other current assets	25,085	18,032
Total current assets	357,427	442,398
Property and equipment, net	41,085	37,747
Operating lease assets	37,588	36,640
Restricted cash	6,343	6,183
Intangible assets, net	163,378	125,175
Goodwill	177,432	126,777
Other assets	7,635	6,681
Total assets	$790,888	$781,601
Liabilities and stockholders’ equity
Total liabilities and stockholders’ equity	$790,888	$781,601

Certain line items have been condensed as we finalize acquisition-related adjustments. These adjustments will be incorporated in Invitae’s Form 10-Q to be filed with the SEC on or before May 11, 2020.

INVITAE CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Test revenue	$63,078	$39,619
Other revenue	1,170	934
Total revenue	64,248	40,553
Cost of revenue	40,422	21,254
Research and development	55,668	17,994
Selling and marketing	42,120	24,193
General and administrative	23,822	13,319
Loss from operations	(97,784)	(36,207)
Interest and other expense, net*	(4,406)	(1,470)
Net loss*	$(102,190)	$(37,677)
Net loss per share, basic and diluted*	$(1.03)	$(0.47)
Shares used in computing net loss per share, basic and diluted	99,632	79,369

*Interest and other expense, net and net loss are preliminary and subject to change as we finalize acquisition-related adjustments. These adjustments will be incorporated in Invitae’s Form 10-Q to be filed with the SEC on or before May 11, 2020.

INVITAE CORPORATION

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net cash used in operating activities	(62,361)	(28,366)
Net cash provided by (used in) investing activities	801	(17,545)
Net cash provided by financing activities	551	186,120
Net increase (decrease) in cash, cash equivalents and restricted cash	(61,009)	140,209
Cash, cash equivalents and restricted cash at beginning of period	157,572	118,164
Cash, cash equivalents and restricted cash at end of period	$96,563	$258,373

Certain line items have been condensed as we finalize acquisition-related adjustments. These adjustments will be incorporated in Invitae’s Form 10-Q to be filed with the SEC on or before May 11, 2020.

INVITAE CORPORATION

Reconciliation of GAAP to Non-GAAP Cost of Revenue
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cost of revenue	$40,422	$21,254
Amortization of acquired intangible assets	(2,674)	(296)
Non-GAAP cost of revenue	$37,748	$20,958

Reconciliation of GAAP to Non-GAAP Gross Profit
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$64,248	$40,553
Cost of revenue	40,422	21,254
Gross profit	23,826	19,299
Amortization of acquired intangible assets - cost of revenue	2,674	296
Non-GAAP gross profit	$26,500	$19,595

Reconciliation of GAAP to Non-GAAP Research and Development Expense
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Research and development	$55,668	$17,994
Amortization of acquired intangible assets	(117)	(313)
Acquisition-related stock-based compensation	(18,799)	—
Non-GAAP research and development	$36,752	$17,681

Reconciliation of GAAP to Non-GAAP Selling and Marketing Expense
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Selling and marketing	$42,120	$24,193
Amortization of acquired intangible assets	(786)	(675)
Non-GAAP selling and marketing	$41,334	$23,518

INVITAE CORPORATION

Reconciliation of GAAP to Non-GAAP General and Administrative Expense
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
General and administrative	$23,822	$13,319
Amortization of acquired intangible assets	(10)	(29)
Non-GAAP general and administrative	$23,812	$13,290

Reconciliation of Operating Expense to Non-GAAP Operating Expense
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Research and development	$55,668	$17,994
Selling and marketing	42,120	24,193
General and administrative	23,822	13,319
Operating expense	121,610	55,506
Amortization of acquired intangible assets	(913)	(1,017)
Acquisition-related stock-based compensation	(18,799)	—
Non-GAAP operating expense	$101,898	$54,489

Reconciliation of Net Loss to Non-GAAP Net Loss Per Share
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net loss*	$(102,190)	$(37,677)
Amortization of acquired intangible assets	3,587	1,313
Acquisition-related stock-based compensation	18,799	—
Non-GAAP net loss*	$(79,804)	$(36,364)

Non-GAAP net loss per share, basic and diluted*	$(0.80)	$(0.46)
Shares used in computing net loss per share, basic and diluted	99,632	79,369

*Interest and other expense, net and net loss are preliminary and subject to change as we finalize acquisition-related adjustments. These adjustments will be incorporated in Invitae’s Form 10-Q to be filed with the SEC on or before May 11, 2020.

INVITAE CORPORATION

Reconciliation of Net Decrease in Cash, Cash Equivalents and Restricted Cash to Cash Burn
(in thousands)
(unaudited)

Three Months Ended March 31, 2020

Net cash used in operating activities	$(62,361)
Net cash provided by investing activities	801
Net cash provided by financing activities	551
Net decrease in cash, cash equivalents and restricted cash	(61,009)

Adjustments:
Sales of investments	(12,532)
Maturities of investments	(24,965)
Proceeds from exercises of warrants	(27)
Cash burn	$(98,533)

• Cash burn for the three months ended March 31, 2020 includes $32.3 million of cash paid in connection with the acquisition of Diploid. The change in marketable securities for the quarter includes unrealized gains of $1.3 million.

Source: Invitae Corporation
Contact:
Laura D’Angelo
ir@invitae.com
(628) 213-3369
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